FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
April 30, 2014	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports Estimated 24 Mmcf/d
Production Rate for Tuchola Field

Salt Lake City, April 30, 2014 – FX Energy, Inc. (NASDAQ: FXEN), today reported estimated production rates based on the production test on the Tuchola-4K well originally reported on April 21, 2014.  The calculated absolute open flow rate for the Tuchola-4K well was 117 million cubic feet per day (Mmcf/d), compared to the calculated absolute open flow rate for the Tuchola-3K well of 98 Mmcf/d.  The estimated initial stabilized production rate for the two wells combined is expected to be approximately 24 Mmcf/d when production starts.  The Company plans to complete the Tuchola-4K and run another production test, after which it expects to release internal estimates of recoverable reserves and gas composition for the field.

“These projected flow rates are impressive,” said Andy Pierce, VP of Operations, “significantly better than we had hoped.  We have very good porosity in a highly fractured dolomite; this combination provides tremendous flow rates.  The Edge exploration play looks very promising, though we need to remain cautious as we are in the early stages of understanding this opportunity.”

The Tuchola-4K well currently is at 3,062 meters drilling toward a middle-Devonian target horizon at a depth of approximately 3,400 meters.  The Tuchola-4K is an appraisal of the original discovery announced in May 2013 and serves as “proof of concept” of the Company’s Edge exploration play.  The Company expects to start drilling another well in the area later this year.

The Tuchola wells are located in the Company’s 730,000-acre Edge License in north central Poland.  FX Energy operates and holds 100% working interest.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.